Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
February 12, 2015	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Fourth Quarter 2014 Results
WEST DES MOINES, Iowa (February 12, 2015) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported fourth quarter 2014 net income of $31.2 million, or $0.39 per diluted common share, compared to fourth quarter 2013 net income of $51.0 million, or $0.64 per diluted common share.
Non-GAAP operating income1 for the fourth quarter of 2014 was $50.7 million, or $0.63 per diluted common share, compared to fourth quarter 2013 non-GAAP operating income1 of $39.8 million, or $0.50 per diluted common share.
Highlights for the fourth quarter of 2014 include:

▪	Annuity sales (before coinsurance) were $1.15 billion compared to third quarter 2014 annuity sales of $1.07 billion and fourth quarter 2013 annuity sales of $1.09 billion.

▪	Investment spread was 2.92% compared to 2.82% for the third quarter of 2014 and 2.73% for the fourth quarter of 2013.

▪	Risk-based capital (RBC) ratio of 372% at December 31, 2014 compared to 344% at December 31, 2013 remained above A. M. Best’s rating threshold.

▪	Book value per share (excluding accumulated other comprehensive income) was $18.52 at December 31, 2014 compared to $19.10 at September 30, 2014 and $18.75 at December 31, 2013.

▪
Paid annual cash dividend of $0.20 per share, an 11% increase from the previous year. This marks the 16th consecutive year a cash dividend has been paid and the 11th consecutive year the annual cash dividend amount has been increased.

1
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company’s Annual Report on Form 10-K for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

Commenting on results and the outlook for American Equity, founder and Executive Chairman David J. Noble said: “Our fourth quarter results capped off another year in which our non-GAAP operating income1 and the related per share amount were record highs. Fourth quarter sales of $1.15 billion pushed our 2014 full year sales up close to $4.2 billion and give us excellent momentum heading into 2015. For the year, we delivered 12% growth in policyholder funds under management, a 14% non-GAAP operating return1 on average equity and increased the cushion to our targeted RBC ratio. Over the past ten years, our non-GAAP operating income1 has compounded at a 16% annual rate while policyholder funds under management have grown 17% annually. This track record classifies us as one of the best growth stories of the past decade, especially in the insurance and financial services industries. We look forward to delivering more growth for our shareholders in the years ahead."
Noble continued, "We owe our success to delivering attractive products that meet the needs of Americans preparing for or enjoying their retirement. Serving the retirement savings and income needs of our policyholders is the reason my partners at American Equity come to work each day, and will continue to be our motivation for years to come. American Equity has been in the top three of fixed index annuity sales in 14 of the last 15 years. Our commitment to consistency in our business practices and providing best in class service to our agents and policyholders gives us a strong foundation in the independent agent distribution channel. We are building on that foundation by expanding our distribution into broker-dealers and banks. While we believe independent agents will continue to be a significant source of our future fixed index annuity sales, we expect meaningful sales from new distribution sources in 2015 to contribute to sales and policyholder funds under management growth."
SPREAD WIDENS BUT LOW INTEREST RATES REMAIN A HEADWIND TO 3% TARGET
American Equity’s investment spread widened to 2.92% for the fourth quarter of 2014 compared to 2.82% for the third quarter of 2014, as a result of an increase in the average yield on invested assets and a decline in the cost of money.
Average yield on invested assets grew by 6 basis points to 4.95% for the fourth quarter of 2014 from 4.89% for the third quarter of 2014. Much of this increase was attributable to fee income from bond transactions which together with certain prepayment income added 0.13% to the fourth quarter 2014 average yield on invested assets compared to 0.07% from such items in the third quarter of 2014. Cash and short-term investments were at normal operating levels for much of the fourth quarter and above normal operating levels for much of the third quarter. The average balance for excess cash and short-term investments for the fourth quarter of 2014 was $116 million compared to $656 million for the third quarter of 2014.
Adjusting for the effect of these non-trendable items, the average yield on invested assets for the quarter fell by 7 basis points from the prior quarter as new premiums and portfolio cash flows were invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the fourth quarter of 2014 was 4.27%, compared to average yields of 4.14%, 4.15% and 4.39% in the third, second and first quarters of 2014, respectively.

The aggregate cost of money for annuity liabilities declined by 4 basis points to 2.03% in the fourth quarter of 2014 compared to 2.07% in the third quarter of 2014. This decrease reflected continued reductions in crediting rates. The benefit from over hedging the obligations for index linked interest was 0.05% in both the fourth and third quarters of 2014.
Commenting on investment spread, John Matovina, Chief Executive Officer and President, said: “Similar to the third quarter, bond fees and prepayment income together with the benefit from over hedging benefited our spread. However, low interest rates remain a headwind to our spread management and the benefit we received in the quarter from reductions in liability rates was offset by lower rates on invested assets purchased or funded. Our spread success ultimately depends on finding suitable investments with acceptable yields combined with appropriate management of the rates on our policy liabilities. Spread management may be more challenging in 2015. Investment yields have moved lower in the first several weeks of 2015 and achieving a 4.00% average yield on new investments is not possible without taking on risk that is beyond our comfort level. Conversely, we continue to have flexibility in managing our cost of money. Competitive conditions have eased somewhat as several of our key competitors have recently reduced the terms of their new product offerings. We are in the process of reducing our new money rates and will be actively managing renewal rates should the investment yields currently available to us persist.”
CONVERTIBLE DEBT RETIREMENTS REDUCE DEBT-TO-CAPITAL RATIO TO 20.2%
The Company retired $55.2 million principal amount of its convertible notes in the fourth quarter of 2014 and ended 2014 with $22.4 million principal amount of its 3.50% convertible notes outstanding. The total consideration paid by the Company for the fourth quarter retirements included $99.4 million of cash and 1,515,939 shares of the Company's common stock. The remaining 3.50% convertible notes mature in September 2015 and will be retired at maturity if not redeemed or repurchased prior to that date. The holding company has sufficient cash on hand and cash resources to retire the remaining 3.50% convertible notes without accessing external sources of capital such as its bank line of credit or dividends from its primary insurance subsidiary.
The fourth quarter convertible debt retirements contributed to the reduction in the Company's adjusted debt / total capitalization ratio to 20.2%. The Company has substantially met its goal of reducing this ratio, which was 31.9% at September 30, 2013 following the July 2013 senior notes offering, to its 20% target ratio. Standard & Poors' capital model requires additional capital for companies whose adjusted debt / total capitalization ratio exceeds 20%. Reducing the debt-to-capital ratio below 20% will be a positive factor in the determination of the ratings Standard & Poors assigns to the Company and its subsidiaries.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2014 earnings on Friday, February 13, 2015, at 9:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 877-280-4961, passcode 71403973 (international callers, please dial 857-244-7318). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through February 20, 2015 at 1-888-286-8010, passcode 34617948 (international callers will need to dial 617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$10,126	$10,838	$32,623	$45,347
Annuity product charges	32,513	32,148	118,990	103,591
Net investment income	403,849	363,947	1,531,667	1,383,927
Change in fair value of derivatives	146,231	444,985	504,825	1,076,015
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	2,131	16,364	(4,003)	40,561
OTTI losses on investments:
Total OTTI losses	—	—	—	(4,964)
Portion of OTTI losses recognized from other comprehensive income	(564)	—	(2,627)	(1,270)
Net OTTI losses recognized in operations	(564)	—	(2,627)	(6,234)
Loss on extinguishment of debt	(1,951)	(30,988)	(12,502)	(32,515)
Total revenues	592,335	837,294	2,168,973	2,610,692

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	11,624	13,279	41,815	53,071
Interest sensitive and index product benefits	359,319	390,956	1,473,700	1,272,867
Amortization of deferred sales inducements	34,743	69,121	131,419	253,113
Change in fair value of embedded derivatives	53,973	142,881	32,321	133,968
Interest expense on notes payable	8,244	11,885	36,370	38,870
Interest expense on subordinated debentures	3,046	3,027	12,122	12,088
Amortization of deferred policy acquisition costs	49,629	99,934	163,578	365,468
Other operating costs and expenses	20,996	26,886	81,584	91,915
Total benefits and expenses	541,574	757,969	1,972,909	2,221,360
Income before income taxes	50,761	79,325	196,064	389,332
Income tax expense	19,544	28,367	70,041	136,049
Net income	$31,217	$50,958	$126,023	$253,283

Earnings per common share	$0.41	$0.73	$1.69	$3.86
Earnings per common share - assuming dilution	$0.39	$0.64	$1.58	$3.38

Weighted average common shares outstanding (in thousands):
Earnings per common share	75,620	69,416	74,431	65,544
Earnings per common share - assuming dilution	80,154	79,041	79,894	75,041

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Net income	$31,217	$50,958	$126,023	$253,283
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	(613)	(6,214)	2,863	(11,702)
Change in fair value of derivatives and embedded derivatives - index annuities	16,463	(23,419)	51,099	(98,704)
Change in fair value of derivatives and embedded derivatives - debt	32	(4,290)	61	(1,192)
Litigation reserve	—	1,988	(916)	19
Extinguishment of debt	3,604	20,823	11,516	21,716
Operating income (a non-GAAP financial measure)	$50,703	$39,846	$190,646	$163,420

Per common share - assuming dilution:
Net income	$0.39	$0.64	$1.58	$3.38
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	(0.01)	(0.08)	0.04	(0.16)
Change in fair value of derivatives and embedded derivatives - index annuities	0.21	(0.30)	0.64	(1.31)
Change in fair value of derivatives and embedded derivatives - debt	—	(0.05)	—	(0.02)
Litigation reserve	—	0.03	(0.01)	—
Extinguishment of debt	0.04	0.26	0.14	0.29
Operating income (a non-GAAP financial measure)	$0.63	$0.50	$2.39	$2.18

(a)
Adjustments to net income to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
December 31, 2014
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,762,282
Average AOCI	(383,799)
Average equity excluding average AOCI	$1,378,483

Net income	$126,023
Operating income	190,646

Return on Average Equity Excluding Average AOCI
Net income	9.14%
Operating income	13.83%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.